Exhibit 99.1

PRESS RELEASE

Zoom Technologies Announces Sale of China-based Operations
And Strategy to Acquire U.S.-based Businesses

Beijing, China, January 7, 2013 - Zoom Technologies, Inc. (NASDAQ: ZOOM) a leading designer and manufacturer of mobile phones and consumer electronics, announced the execution of a definitive agreement pursuant to which it will sell its China-based manufacturing, sales and marketing, and R&D subsidiaries, and that the proceeds of the sale will be used for the purchase of additional U.S.-based businesses.

On December 31, 2012, Zoom Technologies, Inc. ("Zoom" or the "Company") entered into a Share Purchase Agreement with the Beijing Zhumu Culture Communication Company, Ltd. (the "Purchaser"), a PRC company that provides services to the telecommunication industry, for the sale to the Purchaser of the Company's China based operations including: 100% ownership of Beijing Nollec Wireless Company ("Nollec") - the R&D subsidiary, 80% ownership of Tianjin Tongguang Group Digital Communication Company, Ltd. ("TCBD") - the main manufacturing entity, 100% ownership of Profit Harvest Corporation, Ltd. ("Profit Harvest") - the sales & marketing company, and 100% ownership of Celestial Digital Entertainment, Ltd. ("CDE") - the mobile game maker. As consideration for the sale, the Purchaser shall pay the Company an aggregate of Rmb 200 million, equivalent to approximately US$32 million. The purchase price is, subject to adjustment pending an appraisal by an independent third party appraiser. As of the date of the Share Purchase Agreement, the Purchaser has deposited the full amount of RMB 200 million into an escrow account, to be released to the Company upon the final closing of the Sale, which will be held 30 days after the Company receives all the requisites corporate and regulatory approvals with respect to the Sale.

The Company's ownership interest in SpreadZoom Technologies Co., Ltd., which owns and operates mobile phone manufacturing facilities in Tianjin and which is a joint-venture between the Company and Spreadtrum Technologies, Inc., is not part of the sale.

The final closing of the sale of the above-mentioned subsidiaries of the Company is anticipated to take place within the first quarter of 2013 with the exception of Profit Harvest which closing occurred as of December 31, 2012. In addition, the Company will, through Portables Unlimited, LLC, its U.S. based subsidiary, continue to operate the exclusive wholesale distributor business for T-Mobile products and services in the United States.

The Company intends to use the cash proceeds from the sale of the assets to acquire similar businesses in the U.S. to further expand its activities there, including but not limited to the acquisition of additional licensed retail stores that service T-Mobile USA.

Zoom's Chairman & CEO, Mr. Leo Gu stated, "Our strategy is a simple one. We will focus our resources to capture revenues from U.S. based operations, which we started over a year ago by our acquisition of Portables Unlimited in New York. With this sale, our revenues will be predominantly generated from our U.S. operations. The selling of our China based operations doesn't mean that we are out of touch with China because we can always contract with our former subsidiaries, when the need arises going forward. We feel that it is important to listen to the market which has not been favorable Chinese companies listed in the U.S., and we are confident that the combination of our continued relationships in China and the expansion of our U.S. activities is a positive direction for Zoom Technologies. We are actively seeking synergistical businesses to bring into Zoom and adding on more licensed retail stores of T-Mobile USA is a part of this plan."

About Zoom Technologies, Inc.
 Zoom Technologies is a holding Company with subsidiaries that engage in the manufacturing, research and development, and sale of electronic and telecommunication products for the latest generation of mobile phones, wireless communication circuitry and related software products. Zoom Technologies' current subsidiary, Jiangsu Leimone, owns a majority stake of TCB Digital, which offers highly customized and high quality Electronic Manufacturing Service (EMS) for Original Equipment Manufacturer (OEM) customers as well as its Own Brand Manufacturing (OBM) under the ZOOM, LEIMONE and LONGTEL brand names. The Company's products are both exported globally and sold domestically in People's Republic of China. Zoom Technologies also owns a controlling interest in Portables Unlimited LLC, a cellular service and products distributor in the U.S.

Forward-Looking Statements
 Certain statements in this press release may constitute "forward looking statements" that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events in which the outcome cannot be assured. You should not place undue reliance on these forward-looking statements. Information concerning factors that could cause our actual results to differ materially from these forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Investor Contact:
 Lynn Wei
Investor Relations Coordinator
Zoom Technologies, Inc.
+86-10-5935-9576
weilin@zoom.com
www.zoom.com